Exhibit 3.1

SYBRON DENTAL SPECIALTIES, INC.

BYLAW AMENDMENT

RESOLVED, that Section 4 of Article IV of the Amended and Restated Bylaws of the Corporation is hereby amended to read, in its entirety, as follows (strikeovers indicate deletions; underscoring indicates language added):

Section 4. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board or by the ~~President on notice to each Director, given orally, in writing or by means of electronic communication~~ Chief Executive Officer by the mailing of notice to each Director at least 48 hours before the meeting or by notifying each Director of the meeting at least 24 hours prior thereto either personally, by telephone or by electronic transmission; special meetings shall be called by the Chairman of the Board or by the ~~President~~ Chief Executive Officer or Secretary in like manner and on like notice on the written request of two Directors. ~~The purpose of any special meeting shall be specified in the notice or any waiver of such notice.~~